UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 4, 2005

The Gymboree Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-21250	942615258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, San Francisco, CA	94105

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(415) 278-7000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On March 4, 2005, the Compensation Committee of the Board of Directors of The Gymboree Corporation adopted an annual discretionary bonus plan for fiscal 2005 (“2005 Bonus Plan”) for all employees, including executive officers. The Compensation Committee also approved quarterly and annual earnings per share performance targets for bonuses to be paid under the 2005 Bonus Plan. The 2005 Bonus Plan provides for payment of quarterly cash bonuses based on a specified target payout level based on the achievement of the quarterly performance targets. If at least the minimum performance targets are met, bonus payments will range from 25% to 125% of the target payout amount depending on how actual performance compares to the established performance targets. If the quarterly performance targets are not met, but the annual performance target is met, participants will receive a “catch-up” bonus. In addition, the Compensation Committee approved target payout levels as a percentage of base salary for the executive officers as set forth below. On March 21, 2005 the Compensation Committee approved amended target payout levels for fiscal 2005 to be effective at the start of the second fiscal quarter for some executive officers as set forth below.

		2005	Revised
Name	Title	Target Payout	2005 Target Payout
Lisa M. Harper	Chief Executive Officer and Chairman of the Board	75%	100%

Blair Lambert	Chief Operating Officer and Chief Financial Officer	75%	85%

Marina Armstrong	Senior Vice President, Human Resources and Loss Prevention and Secretary	65%	75%

Matthew K. McCauley	Senior Vice President and General Manager	65%	85%

Lisa Bayne	Senior Vice President, Brand	65%	65%

Kip Garcia	Senior Vice President, Merchandising — Kids	50%	65%

Lynda Gustafson	Vice President and Controller	40%	40%

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Date: March 25, 2005	By:	/s/ Blair W. Lambert
Blair W. Lambert
Chief Financial Officer and Chief Operating Officer

3